Exhibit 10.23

6901 Professional Parkway E. Suite 200 Sarasota, FL 34240	Telephone (941) 556-2601

April 12, 2013

Rob Crisci
3053 Argonne Dr. NW
Atlanta, GA 30305

Re: Offer Letter of Employment

Dear Rob:

This letter is to confirm our offer of employment to join Roper Industries Inc. ("Roper" or the "Company") as Director, Finance & Investor Relations reporting to me, and to be based at our headquarters in Sarasota, FL. As discussed, we look forward to having you join the company beginning on April 22, 2013.

Compensation:

•	Your annual base salary will be $220,000, payable semi-monthly. Your performance will be measured and reviewed on an annual basis. The first such review will be in QI 2014.

•	You will be eligible for an annual incentive bonus of up to 50%of your annualized base salary, beginning in 2013 (pro-rata for 2013 performance, payable in early 2014).

•
You will receive a sign-on bonus of $80,000 payable within 30 days of your start date. If you terminate your employment with Roper within the first 12 months, a pro-rated portion of the sign on bonus will be due to the Company.

•
You will receive 5,000 Non-Qualified Roper Stock Options, with a strike price equal to the closing price as of your start date (expected to be April 22, 2013). These options will vest ratably over 3 years of continuous service.

•	You will receive 1,500 shares of Restricted Stock. This stock will vest 100% after 3 years of continuous service.

Employee Benefits:

•
You will be eligible for all Company employee benefits available to Roper employees, including health, dental, vision, disability, life insurance and a 401-K Plan. The Company will make matching contributions of up to 4.5% of your deferral amount, as well as a profit-sharing contribution of 3% of eligible compensation as part of these plans based on your participation. Details of these and other benefits will be provided in materials that will be sent to you. Coverage will commence on your start date with Roper to the extent permitted under the applicable plans.

•
You will be eligible for 15 days of vacation per year until you have completed 4 years of service when your vacation will increase to 20 days per year. You will also receive customary holidays and sick leave, as well as, business expense reimbursement.

Rob Crisci
April 12, 2013
Page2

Relocation:

Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation, including

◦	Real estate commission of up to 6% on the sale of your GA home

◦	Reasonable and customary seller's closing cost on your GA home

◦	Shipment of household goods, including one car

◦	Storage of household goods for up to 60 days

◦	House hunting trip expenses for up to 5 days

◦	Reasonable and customary closing costs for the purchase of a home in the Sarasota area

◦	Temporary living expenses for up to 60 days

◦	Lump sum payment of $8,000 to assist with miscellaneous expenses associated with the relocation
If you voluntarily terminate your employment during the first two years, a pro-rated portion of the relocation expenses, including lump sum payment, will be due to the Company.

This employment is on an "at will" basis and either party can terminate the relationship at any time, with or without cause. In addition, The Immigration Reform and Control Act of 1986 requires employers to verify that all associates are legally authorized to work in the United States. You will be required to provide two forms of ID when completing the 1-9 form.

Please feel free to contact either me or Greg Anderson, Vice- President, Human Resources to address any further questions that you may have about your transition to Roper.

Rob, we look forward to you joining the Roper team.

Sincerely yours,

Accepted by:
/S/ John Humphrey	/S/ Rob Crisci
John Humphrey	Rob Crisci
Executive Vice President
Chief Financial Officer	Date: April 15, 2013

CC: Greg Anderson
Brian Jellison